Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated 18 March 2026, with respect to the consolidated financial statements of The Magnum Ice Cream Company N.V., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Accountants N.V.

Amstelveen, the Netherlands

2 April 2026